Arcadia Biosciences (RKDA) Announces Strong Third Quarter 2024

Financial Results and Business Highlights

-- Total revenues increased 18% compared to Q3 2023 –

-- Zola® coconut water revenues grew 55% year over year --

-- Zola retail distribution expanded 68% vs. Q3 2023 –

Dallas, Texas (November 12, 2024) – Arcadia Biosciences, Inc.® (Nasdaq: RKDA), a producer and marketer of innovative, plant-based health and wellness products, today released its financial and business results for the third quarter and first nine months of 2024.

“We are extremely pleased with our third-quarter 2024 results, which represent the progress we have made in transforming Arcadia’s business as well as our ability to execute on the plan we laid out,” said T.J. Schaefer, Arcadia’s president and CEO. “Our total revenues increased 18 percent year over year, and we have significantly reduced our use of operating cash to the lowest levels in Arcadia’s history as a public company.

“Zola® coconut water revenues grew 55 percent in Q3, and new retail distribution increased 68 percent compared to last year. Additionally, Zola is gaining market share and growing faster than the coconut water category across all measured time periods,” Schaefer said.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	2023	Favorable / (Unfavorable)		2024	2023	Favorable / (Unfavorable)
			$	%			$	%
Total revenues	1,537	1,298	239	18%	3,829	3,677	152	4%
Total operating expenses	3,297	2,695	(602)	(22%)	5,198	8,586	3,388	39%
Loss from continuing operations	(1,760)	(1,397)	(363)	(26%)	(1,369)	(4,909)	3,540	72%
Net loss attributable to common stockholders	(1,612)	(2,567)	955	37%	(2,974)	(11,128)	8,154	73%

Certain previously reported financial information has been reclassified to conform to the current year presentation. Reclassifications are related to the presentation of the financial results of our former GoodWheatTM and body care brands as discontinued operations. The financial information above and narrative that follows relate to continuing operations unless stated otherwise.

More detailed financial statements are included in the Form 8-K filed today, available in the Investors section of the company’s website under SEC Filings.

Revenues

Revenue increased $239,000 and $152,000 during the third quarter and first nine months of 2024, respectively, compared to the same periods in 2023 driven by an increase in Zola sales.

Operating Expenses

Operating expenses increased by $602,000 during the third quarter of 2024 compared to the same period in 2023 primarily driven by higher revenues and employee severance costs. Operating expenses decreased by $3.4 million during the first nine months of 2024 compared to the same period in 2023 driven by a gain of $4.0 million related to the asset sale to Corteva in 2024.

Cost of revenues increased $214,000 and $140,000 during the third quarter and first nine months of 2024 compared to the same periods in 2023, respectively, driven by higher revenues and input costs.

Selling, general and administrative expenses increased $379,000 during the third quarter of 2024 compared to the same period in 2023 primarily due to employee severance expenses related to the change in management. Selling, general and administrative expenses increased $451,000 during the first nine months of 2024 compared to the same period in 2023 due to employee severance expenses as well as higher consulting and legal expenses.

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the third quarter of 2024 was $1.6 million, or $1.18 per share, compared to $2.6 million, or $1.89 per share, for the same period in 2023. The improvement in net loss attributable to common stockholders for the third quarter of 2024 compared to the same period in 2023 was primarily driven by the year-over-year decrease in net loss from discontinued operations.

Net loss attributable to common stockholders for the first nine months of 2024 was $3.0 million, or $2.18 per share, an $8.1 million improvement from the $11.1 million, or $9.31 per share, net loss for same period in 2023. The improvement in net loss attributable to common stockholders for the first nine months of 2024 compared to the same period in 2023 was primarily driven by the $4.0 million gain related to the asset sale to Corteva in 2024 as well as the year-over-year decrease in net loss from discontinued operations.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss third-quarter results and key strategic achievements. Interested participants can join the conference call using the following options:

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An audio-only webcast of the conference call will be available, with a link posted in the Investors section of Arcadia’s website.

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To join the live call, please register here, and a dial-in number and unique PIN will be provided.

Following completion of the call, a recorded replay will be available in the Investors Section of the company’s website.

About Arcadia Biosciences, Inc.

Since 2002, Arcadia Biosciences (Nasdaq: RKDA) has been innovating high-value, healthy ingredients to meet consumer demands for healthier choices. With its roots in agricultural innovation, Arcadia cultivates next-generation wellness products that make every body feel good. For more information, visit www.arcadiabio.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the company and its products, including statements relating to the company’s growth. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, the risks set forth in filings that the company makes with the Securities and Exchange Commission from time to time, including in Arcadia’s Annual Report on Form 10-K for the year ended December 31, 2023 and other filings. These forward-looking statements speak only as of the date hereof, and Arcadia Biosciences, Inc. disclaims any obligation to update these forward-looking statements.

Arcadia Biosciences Contact:

Sue Wandell

ir@arcadiabio.com

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